Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-145606

and 333-145606-02

August 5, 2009

AGL CAPITAL CORPORATION/AGL RESOURCES INC.

Pricing Term Sheet for 2019 Notes

Issuer:	AGL Capital Corporation
Guarantor:	AGL Resources Inc.
Ratings:	Baa1/BBB+/A-
Security Type:	Senior Notes
Size:	$300,000,000
Maturity:	August 15, 2019
Coupon:	5.250%
Price to Public:	99.783% of principal amount
Benchmark Treasury:	UST 3.125% due May 15, 2019
Benchmark Treasury Yield:	3.653%
Spread to Benchmark Treasury:	+162.5 bps
Yield to Maturity:	5.278%
Trade Date:	August 5, 2009
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2010
Make Whole Redemption:	T+ 25 bps
Settlement:	August 10, 2009 (T+3)
CUSIP/ISIN:	001192AG8/US001192AG81
Book-Running Managers:	Goldman, Sachs & Co. SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC
Co-Managers:	Mitsubishi UFJ Securities (USA), Inc.
Calyon Securities (USA) Inc.
RBS Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co., toll-free at 1-866-471-2526, SunTrust Robinson Humphrey, Inc., toll free at 1-800-685-4786 or Wells Fargo Securities, LLC, toll free at 1-800-326-5897.

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